TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this “Termination and Release Agreement”) is made and entered into on November 19, 2021, by and between Diversicare Healthcare Services, Inc., a Delaware corporation (the “Company”), and James R. McKnight, Jr. (“Employee”).

WHEREAS, the Company and Employee previously entered into an Amended and Restated Employment Agreement, effective as of July 6, 2018 (the “McKnight Agreement”);

WHEREAS, pursuant to the Action by Written Consent of the Company’s Board of Directors as of November 19, 2021, the McKnight Agreement has been terminated and the severance benefits due under Section XI of the McKnight Agreement will be accelerated and paid to Employee in accordance with Section 409A of the Internal Revenue Code and with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations; and

WHEREAS, Employee’s execution and non-revocation of this Release is a condition precedent to Employee’s receipt of the severance benefits due under Sections XI of the McKnight Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

In consideration of the payments (the “Severance Benefits”) described in Section XI of the McKnight Agreement and the mutual promises contained herein, it is agreed by and between Employee and the Company as follows:

1.Termination Date. The McKnight Agreement has been terminated as of November 19, 2021, (the “Termination Date”).

2.Full Discharge of Obligations. Employee understands and agrees that Employee is not entitled to, and will not receive, any payments or benefits of any kind from the Company pursuant to the McKnight Agreement other than the Severance Benefits described in Section XI of the McKnight Agreement, as summarized on Exhibit A to this Termination and Release Agreement. Employee understands and agrees that the Severance Benefits represent, in part, consideration for signing this Termination and Release Agreement and are not an amount to which Employee was already entitled. Employee understands and agrees that he will not receive the Severance Benefits unless Employee executes this Termination and Release Agreement and does not revoke this Termination and Release Agreement within the time period permitted in Section 12, and Employee understands and agrees that Employee will not receive the Severance Benefits if he breaches this Termination and Release Agreement. Employee also acknowledges and represents that he has received all payments and benefits that Employee is entitled to receive (as of the date hereof) by virtue of providing services to the Company, other than any salary earned through the Termination Date, which will be paid pursuant to the Company’s normal payroll process.

3.Other Duties after the Period of Employment. Employee and the Company understand and agree that Employee will continue to be subject to the provisions of Section IX.A. and Section IX.B. of the McKnight Agreement and that the provisions of Section X of the McKnight Agreement will continue, but both parties agree that the provisions of Section IX.C. of the McKnight Agreement shall terminate as of the Termination Date.

4.Consulting Services. Employee and the Company both understand and agree that the provision in Section VIII.E with respect to consulting services shall remain in effect and shall apply for the six months following Employee’s termination of his employment as an “at will” employee as provided in Section 5.

5.Continuation as an “At Will” Employee. Employee understands and agrees that Employee may continue as an “at will” employee of the Company and will be entitled to compensation for services performed for the Company as an “at will” employee following the Termination Date, but that the rights and obligations of the McKnight Agreement, except as specifically described above, shall terminate as of the Termination Date.

6.Release.

(a) In consideration of the Company’s payment of the Severance Benefits, and for other good and valuable consideration, which Employee expressly agrees is adequate consideration to bind Employee’s releases in this Termination and Release Agreement, Employee, for himself, his agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on him or their joint or several behalf, hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, and successors, and any respective officers, directors, employees, legal counsel and agents (hereinafter referred to collectively as the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in anyway arise from, grow out of, or are related to Employee’s employment with the Company, or events or circumstances occurring prior to the date this Agreement is executed. Employee acknowledges that this General Release includes, but is not limited to, all common law causes of action of whatever nature, all claims arising under federal, state or local law prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This General Release also specifically encompasses all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, and the Equal Pay Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Tennessee Public Protection Act, as well as all federal and state executive orders including Executive Order 11246 and all claims under other applicable state and local codes, laws, regulations or ordinances concerning Employee’s employment. This General Release further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation Employee may or may not have received during his employment. In compliance with the Older Workers Benefit Protection Act, Employee acknowledges that Employee is also specifically waiving any claims under the federal Age Discrimination in Employment Act, as amended. Notwithstanding the foregoing, nothing herein shall constitute a release by Employee of a claim to the extent such claim is not waivable as a matter of applicable law.

(b) Employee hereby covenants and agrees that Employee has not, and will not to file, commence or initiate any suits, grievances, demands, or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Employee from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Employee breaches this covenant not to sue, Employee hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Employee agrees that he will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Parties. The parties agree that this Agreement will not prevent Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, Employee agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Employee may be entitled as a result of any claim, charge, or complaint against the Released Parties and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

(c) Notwithstanding the other paragraphs in this Section 6, the release contained in this Section 6 shall not extend to, and in no event shall the claims which are being released hereunder include, (i) any rights to reimbursement or indemnification Employee holds in the capacity as an officer or a director of the Company or any parent or subsidiary of the Company under the governing documents of such entity, any agreement with such entity or any valid insurance policy, or (ii) Employee’s rights or obligations under any equity-based award agreement that survives termination of employment.

7. Non-Admission of Liability. This Termination and Release Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company except as set forth herein, and the Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents.

8. No Modification. This Termination and Release Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Termination and Release Agreement, which agreement is executed by both of the parties hereto.

9. Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. This Agreement is to be governed by the laws of the State of Tennessee. The parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement will be exclusively with the state or federal courts sitting in Davidson County, Tennessee.

10. Confidentiality. Employee agrees that this Termination and Release Agreement is confidential and agrees not to disclose any information regarding the existence of this Termination and Release Agreement, the circumstances surrounding it, its terms, conditions or negotiation, including the dollar amounts referred to herein, except to immediate family and any tax, legal or other counsel that Employee has consulted regarding the meaning or effect hereof or as required by law, and Employee will instruct each of the foregoing not to disclose the same to anyone.

11. Entire Agreement; Severability of Terms. This Termination and Release Agreement contains the complete, entire understanding of the parties hereto concerning the subject matter hereof. In executing this Termination and Release Agreement, neither party relies on any term, condition, promise or representation other than those expressed in this Termination and Release Agreement. This Termination and Release Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. If any provision of this Termination and Release Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Termination and Release Agreement, which shall continue and remain in full force and effect.

12. Warranties/Representations. Employee hereby warrants and represents that:

A. He has carefully read and fully understands the comprehensive terms and conditions of this Termination and Release Agreement and the releases set forth herein;

B.     He is executing this Termination and Release Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C. He has been given ample opportunity to consult with legal counsel of his own choice and at his own expense before executing this Termination and Release Agreement;

D. He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against any of the Released Parties;

E. The Severance Benefits recited above constitute good and valuable consideration for this release;

F. He is fully satisfied with the terms and conditions of this Termination and Release Agreement including, without limitation, the consideration paid to him by the Company;

G. He is not waiving rights or claims that may arise after the date this Termination and Release Agreement is executed;

H. Except as specifically provided herein, Employee has been paid all compensation owed to Employee by the Company pursuant to the McKnight Agreement;

I. He has the right to consider the terms of this Termination and Release Agreement for a full 21 days and he hereby waives any and all rights to any further review period; and

J. He has the right to revoke this Termination and Release Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by hand delivery or electronic mail to Kerry D. Massey, Chief Financial Officer Diversicare Health Services, 1621 Galleria Boulevard, Brentwood, TN 37027, email: KMassey@DVCR.com. If he revokes this Termination and Release Agreement during the Revocation Period, the Termination and Release Agreement and all obligations hereunder become null and void in their entirety.

13. Compliance with the Older Worker Benefit Protection Act. Employee warrants and represents that he has been given 21 days to review this Termination and Release Agreement with legal counsel and that he has had fair and full opportunity to consider its terms and enters into this Agreement willingly and knowingly and knows he has the right to review this Agreement for 21 days and to revoke it within seven days after signing it. Employee has the right to sign this Agreement sooner than the expiration of the 21-day consideration period, and if he chooses to do so, he understands he is waiving his right to the full 21-day consideration period.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has executed this Termination and Release Agreement as of the date first written above.

COMPANY:

Diversicare Healthcare Services, Inc.,
a Delaware corporation

By: /s/ Kerry D. Massey
Name: Kerry D. Massey
Title: Chief Financial Officer
Date Executed: November 19, 2021
Date Delivered: November 19, 2021

EMPLOYEE:

By: /s/ James R. McKnight, Jr.
Name: James R. McKnight, Jr.
Date Executed: November 19, 2021

Exhibit A
Severance Benefits

The Employee and the Company agree that the Severance Benefits described in Section XI of the McKnight Agreement are as follows:

Base Salary Component $1,000,000
Bonus Component $ 702,000
2021 Bonus $ 441,096
Benefits Component $ 86,600

Total $2,229,696